Exhibit 8.1
December 7, 2009
Eagle Rock Energy Partners, L.P.
16701 Greenspoint Park Drive, Suite 200
Houston, Texas 77060

RE:	EAGLE ROCK ENERGY PARTNERS, L.P. REGISTRATION STATEMENT ON FORM S-3
Ladies and Gentlemen:
     We have acted as counsel to Eagle Rock Energy Partners, L.P. (the “Partnership”), a Delaware limited partnership, Eagle Rock Energy Finance Corporation (“Finance Corp”), a Delaware corporation, and certain other subsidiaries of the Partnership with respect to certain legal matters in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Partnership and Finance Corp under the Securities Act of 1933, as amended (the “Securities Act”), respecting the offer from time to time, pursuant to Rule 415 under the Securities Act, of up to $600,000,000 of:
(i)	common units representing limited partner interests in the Partnership (the “Common Units”);

(ii)	partnership securities representing limited partner interests in the Partnership (together with the Common Units, “Units”);

(iii)	warrants to purchase Units or Debt Securities;

(iv)	rights to purchase Units or Debt Securities;

(v)	debt securities, which may be co-issued by Finance Corp, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”); and

(vi)	guarantees of the Debt Securities by certain Partnership subsidiaries.
     We have also participated in the preparation of a Prospectus contained in the Registration Statement (the “Prospectus”) to which this opinion is an exhibit. In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the Prospectus.
     All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Prospectus, qualified by the limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Partnership and its General Partner, included in the Discussion, as to which we express no opinion).

Vinson & Elkins L.L.P. Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P. Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com